Exhibit 99.1

News Release
Contact: Investor Relations (281) 776-7575 ir@tailoredbrands.com Julie MacMedan, VP, Investor Relations Tailored Brands, Inc.

For Immediate Release

TAILORED BRANDS PROVIDES THIRD COVID-19 UPDATE

FREMONT, Calif. – March 26, 2020 - Tailored Brands, Inc. (NYSE: TLRD) today announced that, based on the latest guidance from federal, state and local government and health authorities, and in the interest of the health and safety of its customers and employees, the Company will extend the temporary closure of its retail stores until at least May 4, 2020.

“Our top priority will always be the wellbeing of our employees, customers and communities, and we will continue to take whatever actions we deem necessary to serve this priority,” said Tailored Brands President and CEO Dinesh Lathi.

In conjunction with the decision to extend the store closure window, Tailored Brands announced it would implement additional cost reductions, including furloughing all U.S. store employees as well as a significant portion of employees in its distribution network and offices. The Company will also implement tiered pay cuts for the CEO, executive vice presidents and senior vice presidents, for those who will be working full time during the period. Lathi and the Board of Directors will be taking a 50 percent pay reduction during the period.

Lathi added, “It was a very difficult decision to furlough employees and one that we did not take lightly; however, this is an important step to ensure the durability of our Company and the livelihood it provides for so many. We are working to support our furloughed employees through our continued benefit programs, information about jobs that may be open in their areas and information on government resources. We will continue to monitor the situation carefully and look forward to bringing our employees back to work as soon as possible.”

While its e-commerce fulfillment operations are currently suspended, the Company is reviewing if it can restart these operations in a way that protects employee health and is cash flow positive. In the interim, customers may continue to place orders online to be shipped as soon as the fulfillment centers reopen.

The Company will continue to monitor this ongoing situation, relying on recommendations from the Centers for Disease Control and Prevention (CDC), the World Health Organization (WHO) and government officials to determine when its closed facilities will reopen.

About Tailored Brands, Inc.

Tailored Brands is a leading omni-channel specialty retailer of menswear, including suits, formalwear and a broad selection of business casual offerings.  We help our customers look and feel their best by delivering personalized products and services through our convenient network of stores and e-commerce sites. Our brands include Men's Wearhouse, Jos. A. Bank, Moores Clothing for Men and K&G.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com, www.mooresclothing.com, and www.kgstores.com.

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